CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our draft report dated ____________, 2005, accompanying the 2004 consolidated financial statements of Parke Bank and Subsidiary as contained in the Registration Statement of Parke Bancorp, Inc. on Form S-4 to be filed with the Securities and Exchange Commission. We consent to the use of the aforementioned draft report in the Registration Statement of Parke Bancorp, Inc. and in the proxy statement of Parke Bank and to the use of our name as it appears under the caption "Experts."

/s/McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
March 22, 2005